Exhibit 99.1
For Release 1 p.m. PT
Nov. 10, 2008
Trubion Pharmaceuticals Inc. Reports Third Quarter and Nine Months
2008 Results
SEATTLE, Nov. 10, 2008 — Trubion Pharmaceuticals Inc. (NASDAQ: TRBN) announced today financial results for its third quarter and nine months ended Sept. 30, 2008.
Third Quarter and Nine Months Financial Results
Revenue for the third quarter and nine months ended Sept. 30, 2008, was $3.8 million and $12.2 million respectively, compared with $4.6 million and $14.5 million respectively in 2007. Revenue in the third quarter and nine months ended Sept. 30, 2008, was earned through Trubion’s strategic collaboration with Wyeth Pharmaceuticals, including research and development services. The three- and nine-month decreases in earned revenue were due to a decrease in reimbursement revenue related to the Phase 2b clinical trial for our lead product candidate, TRU-015, for the treatment of rheumatoid arthritis (RA), and an extension of the recognition of the upfront fee from Wyeth. Currently, Trubion’s clinical development obligations under the agreement are limited to conducting ongoing re-treatment studies for TRU-015. The ongoing second Phase 2b study and future studies will be conducted by Wyeth.
The $12.2 million recognized in the nine months ended Sept. 30, 2008, consists of $4.1 million for amortization of the $40 million upfront fee received from Wyeth and $8.1 million for collaborative research funding from the Wyeth partnership. This is compared with revenue of $14.5 million recognized in the nine months ended Sept. 30, 2007, which was composed of $5.5 million for the amortization of the $40 million upfront fee received from Wyeth and $9.0 million for collaborative research funding from the Wyeth partnership.
Total operating expenses for the third quarter and nine months ended Sept. 30, 2008, were $10.4 million and $32.3 million respectively, compared with $11.5 million and $35.9 million respectively in 2007. The decrease in operating expenses in the third quarter and first nine months of 2008 were primarily due to decreased costs related to our Phase 2b clinical trial for TRU-015, lower outside manufacturing costs for TRU-016, lower lab supply costs and lower contract licensing fees. The decrease in operating expenses was partially offset by an increase in personnel-related expenses.
Net loss for the third quarter and nine months ended Sept. 30, 2008, was $6.6 million, or $0.37 per diluted common share, and $19.2 million, or $1.07 per diluted common share, respectively, compared with a net loss of $5.9 million, or $0.33 per diluted common share, and $18.4 million, or $1.04 per diluted common share, respectively, in 2007.
Trubion had $61.6 million in cash, cash equivalents and investments as of Sept. 30, 2008, compared with $65.4 million as of June 30, 2008.
“In the third quarter, we continued to advance TRU-015, our lead product candidate. We’re encouraged by the positive data we’ve seen to-date in the ongoing Phase 2a and Phase 2b re-treatment studies and look forward to reporting information as new milestones are reached,” said Peter Thompson, M.D., FACP, Trubion’s president, CEO, and chairman. “In addition to TRU-015, we are also pleased with the clinical progress of SBI-087 for RA, as well as our proprietary asset, TRU-016 for CLL, and we look forward to reporting the results of these studies.”
Recent Milestones
In October, Trubion announced positive data for TRU-015 for RA from two re-treatment studies demonstrated that repeat administration with TRU-015 continued to produce persistent responses and significant improvements in RA signs and symptoms based on American College of Rheumatology criteria.
—	In September, Trubion announced that the Opposition Division of the European Patent Office (EPO) revoked European Patent 1176981 in its entirety. The patent, owned by Genentech and Biogen Idec, was related to the use of an anti-CD20 antibody for the treatment of RA. Trubion was one of several parties that filed an opposition proceeding and believes the patent revocation supports the continued development of new therapies that have the potential to improve patient outcomes for autoimmune and inflammatory diseases. Genentech and Biogen Idec have the right to appeal the EPO’s decision.

—	In August, Trubion appointed Scott C. Stromatt, M.D., as senior vice president and chief medical officer (CMO). Stromatt will be responsible for leading the company’s clinical development activities and has extensive experience in the areas of rheumatology and oncology drug development.
2008 Financial Guidance
The company has revised its 2008 guidance after taking steps to reduce its operating cash requirements. As a result, the company has lowered its anticipated annual burn rate from $35—$40 million to $23—$28 million and its anticipated operating expenses from $53—$58 million to $44—$49 million. The revised guidance is as follows:
•	Trubion anticipates 2008 revenues to be in the range of $15 million to $20 million earned through the company’s Wyeth collaboration.

•	Total operating expenses are expected to be approximately $44 million to $49 million for 2008. The planned increase in 2008 operating expenses compared with 2007 is primarily attributable to the re-treatment clinical trial being completed by Trubion for its lead product candidate, TRU-015; manufacturing and clinical costs associated with its TRU-016 product candidate; and increased research and development expenses.

•	Revised operating cash requirements in 2008 are now expected to be approximately $23 million to $28 million.
Conference Call Details
Trubion will host a conference call and webcast to discuss its third quarter and nine months ended Sept. 30, 2008, financial results. The call will be held today at 2 p.m. Pacific time (5 p.m. Eastern time). The live event will be available on Trubion’s website at http://investors.trubion.com/events.cfm, or by calling (877) 440-5804 or (719) 325-4881. A replay of the discussion will be available beginning later today on Trubion’s website or by calling (888) 203-1112 or (719) 457-0820, and entering 8489656. The telephone replay will be available through Nov. 17, 2008.
About Trubion
Trubion is a biopharmaceutical company that is creating a pipeline of novel protein therapeutic product candidates to treat autoimmune and inflammatory diseases and cancer. The company’s mission is to develop a variety of first-in-class and best-in-class product candidates, customized for optimal safety, efficacy and convenience that it believes may offer improved patient experiences. Trubion’s current product candidates are novel single-chain protein, or SMIP™, therapeutics, and are designed using its custom drug assembly technology. Trubion’s product pipeline includes CD20-directed SMIP therapeutics such as TRU-015 and SBI-087 for autoimmune and inflammatory diseases, developed under the company’s Wyeth collaboration. Trubion’s product pipeline also includes Trubion’s proprietary product candidate, TRU-016, a novel CD37-targeted therapy for the treatment of B-cell malignancies that is currently in Phase 1/2 clinical evaluation. In addition to Trubion’s current clinical stage product pipeline, the company is also developing additional product candidates that build on its product development experience. More information is available in the investors section of Trubion’s website: http://www.trubion.com/investors.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These statements include, but are not limited to, those related to the company’s future clinical development programs and the timing thereof, the company’s future regulatory filings and the timing and outcome thereof and the company’s expected financial and operating results. These statements are based on current expectations and assumptions regarding future events and business performance and involve certain risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, risks associated with the company’s Wyeth collaboration, including Wyeth’s control over development timelines, the risks that the Company is unable to advance its clinical development programs and regulatory applications and action at the rate it expects, the risk that the Company does not achieve the financial and operating results it expects, and such other risks as identified in the company’s quarterly report on Form 10-Q for the period ended Sept. 30, 2008, and from time to time in other reports filed by Trubion with the U.S. Securities and Exchange Commission. These reports are available on the Investors page of the company’s corporate Web site at http://www.trubion.com. Trubion undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.
TRBN-G
Contact:
Jim DeNike
Senior Director, Corporate Communications
Trubion Pharmaceuticals Inc.
(206) 838-0500
jdenike@trubion.com
http://www.trubion.com
Waggener Edstrom Worldwide Healthcare
Amy Petty
Senior Account Executive
(617) 576-5788)
amyp@waggeneredstrom.com
-FINANCIAL TABLES FOLLOW-

TRUBION PHARMACEUTICALS. INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenue	$3,766	$4,635	$12,197	$14,450

Operating expenses:
Research and development	7,397	8,877	23,302	28,201
General and administrative	2,987	2,578	8,985	7,652

Total operating expenses	10,384	11,455	32,287	35,853

Loss from operations	(6,618)	(6,820)	(20,090)	(21,403)
Interest income	370	1,120	1,585	3,582
Interest expense	(334)	(213)	(677)	(566)

Net loss	$(6,582)	$(5,913)	$(19,182)	$(18,387)

Basic and diluted net loss per share	$(0.37)	$(0.33)	$(1.07)	$(1.04)

Shares used in computation of basic and diluted net loss per share	17,859	17,758	17,847	17,654

	September 30	December 31,
	2008	2007
Balance Sheet Data:
Cash and cash equivalents	$34,749	$41,827
Investments	26,804	36,688
Total assets	74,977	95,174
Deferred revenue	20,712	24,854
Total stockholders’ equity	36,915	53,313
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